Exhibit 99.1
PRESS RELEASE
First Quarter 2023 Results
Continued FMC customer growth, having added 10,900 net new subscribers in Q1 2023, driving a 1% year-on-year increase in our monthly fixed ARPU per customer relationship.
Flagged inflationary pressures resulted in a decrease in net profit and Adjusted EBITDAaL in Q1 2023: Adjusted EBITDAaL expected to recover in H2 given the upcoming rate adjustments and continued tight cost control.
Reconfirming our FY 2023 guidance, expecting growth in our rebased Adjusted EBITDAaL to be second-half weighted given the timing of the rate adjustment in June and continued cost control.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market. Inside information.

Mechelen, April 27, 2023 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the three months ended March 31, 2023.

HIGHLIGHTS

•On an organic basis, our broadband customer base modestly contracted by 1,800 RGUs in Q1 2023, reflecting an intense competitive environment as well as lower net subscriber growth for our TADAAM product as further detailed under 1.2. We added 13,100 net organic mobile postpaid customers, driven by continued FMC growth and a strong performance at BASE. Both our video and fixed-line telephony RGU base continued to contract, mainly driven by macro trends and shifting consumer preferences.
•Revenue of €702.8 million in Q1 2023, up 9% and almost 3% year-on-year on a reported and rebased(1) basis, respectively. Rebased top line growth was driven by (i) higher advertising and production revenue, (ii) a 7% increase in B2B revenue and (iii) higher subscription revenue as mentioned under 2.1.
▪Net profit of €16.8 million in Q1 2023, -90% year-on-year due to the reversal in the fair value of our derivatives compared to Q1 last year and a 21% year-on-year decline in our operating profit as a result of certain inflationary pressures on our cost base as further described in 2.2 below.
▪Q1 2023 Adjusted EBITDA(2) of €319.6 million. The 3% year-on-year decline on both a reported and rebased basis was driven by an increase in our operating expenses reflecting (i) higher higher staff-related expenses, (ii) higher programming costs and (iii) higher energy spend.
▪Q1 2023 Adjusted EBITDAaL of €281.8 million, -6% compared to Q1 last year on a reported basis given a full quarter of lease-related payments for passive mobile infrastructure as opposed to no such lease payments in Q1 last year. On a rebased basis, our Adjusted EBITDAaL showed a 4% decrease compared to Q1 2022, reflecting the aforementioned inflationary pressures on our cost base.
▪Accrued capital expenditures(3) of €188.5 million in Q1 2023. Excluding the recognition of certain football broadcasting rights and certain lease-related capital additions impacts, as per our FY 2023 guidance, our accrued capital expenditures were €175.9 million, or approximately 25% of revenue. Compared to last year, our capital intensity increased following higher investments in 5G and Fiber-to-the-Home.
▪Adjusted EBITDA less property & equipment additions(4) of €143.7 million in Q1 2023, -24% year-on-year as a result of increased capital intensity and a lower Adjusted EBITDA result.
▪Net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €186.8 million, €164.1 million and €74.6 million, respectively, in Q1 2023. Negative Adjusted Free Cash Flow of €34.7 million in Q1 2023, reflecting (i) 39% higher cash capital expenditures as a result of our increased capital intensity as mentioned above, (ii) a €17.5 million lower contribution from our vendor financing program compared to last year, (iii) the aforementioned 3% decrease in Adjusted EBITDA, (iv) higher cash taxes and (v) a lower working capital inflow compared to Q1 last year.
▪Robust debt and liquidity profile characterized by (i) no debt maturities until March 2028, (ii) weighted average maturity of 5.3 years, (iii) fully hedged debt profile with weighted average cost of debt (including hedges) of around 3.1% (see section 2.8), (iv) full access to €555.0 million of untapped liquidity under our revolving credit facilities and (v) €1,012.5 million of cash and cash equivalents at March 31, 2023.

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▪On March 21, 2023, Liberty Global, through its subsidiary Liberty Global Belgium Holding B.V., announced its intention to launch a voluntary and conditional takeover bid on Telenet. On April 13, 2023, the FSMA announced the formal filing of the offer at a €22.0 cash offer price. Please refer to section 3.3 Subsequent events for more information. All information related to the offer (including the prospectus and response memorandum that will be published once approved by the FSMA) can also be found on the dedicated website: https://shareholder-offer.be/en/public_offer.php.
▪Yesterday, shareholders approved the proposed gross dividend of €1.0 per share (net €0.7 per share), equivalent to an aggregate amount of €108.6 million. Reference is made to Liberty Global's voluntary and conditional cash offer for the remaining Telenet shares not held by Liberty Global or Telenet. As the dividend payment date will occur prior to the settlement date of Liberty Global’s offer, the gross dividend amount of €1.0 will be deducted from the €22.0 offer price.

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For the three months ended March 31,	2023	2022	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	702.8	644.8	9%
Operating profit	106.8	134.7	(21)%
Net profit	16.8	160.4	(90)%
Net profit margin	2.4%	24.9%

Basic earnings per share	0.15	1.48	(90)%
Diluted earnings per share	0.15	1.48	(90)%

Adjusted EBITDA (2)	319.6	328.5	(3)%
Adjusted EBITDA margin %	45.5%	50.9%

Adjusted EBITDAaL (2)	281.8	298.3	(6)%
Adjusted EBITDAaL margin %	40.1%	46.3%

Accrued capital expenditures (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions) (3)	175.9	139.8	26%
Accrued capital expenditures as % of revenue (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions)	25.0%	21.7%

Adjusted EBITDA less property & equipment additions (4)	143.7	188.7	(24)%

Net cash from operating activities	186.8	231.1	(19)%
Net cash used in investing activities	(164.1)	(124.6)	32%
Net cash used in financing activities	(74.6)	(83.1)	(10)%
Adjusted Free Cash Flow (5)	(34.7)	61.2	N.M.

OPERATIONAL HIGHLIGHTS (Total Services)

Video (6)	1,727,800	1,747,300	(1)%
Broadband internet (7)	1,754,100	1,728,600	1%
Fixed-line telephony (8)	1,001,200	1,078,400	(7)%
Mobile telephony (9)	2,945,400	2,946,700	—%
FMC customers	834,400	772,400	8%
Services per customer relationship (10)	2.18	2.25	(3)%
ARPU per customer relationship (€ / month) (10) (11)	59.4	58.7	1%

N.M.: Not meaningful

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"In Q1 2023, we continued to execute against our strategy "From connectivity to customer centricity" as presented in September last year during our Capital Markets Day. This comes with, amongst others, an increased capital intensity following higher investments in 5G and Fiber-to-the-Home. Since the launch of our 5G network in December 2021, we have gradually upgraded our mobile network and are currently on track to achieve our coverage targets. Currently, more than 850 mobile sites provide 5G coverage and almost 260 municipalities have one or more active 5G antennas in their area. Also our fiber investments are progressing well, mainly focused on targeted trench sharing opportunities for now but expected to materially ramp up once the NetCo transaction with Fluvius has been approved by the European Commission, expected by summer this year.
We also continued to invest in an improved customer experience, whether through the accelerated roll-out of our latest set-top box and video platform or through the deployment of so-called WiFi pods. WiFi is key to the customer experience and therefore we aim to provide them with the best technology, thereby unburdening our customers to the best of our ability. We’ve therefore developed a single ecosystem in which all components are aligned to each other. As a result, it’s very easy to install and manage the in-home connectivity set-up via the Telenet app.
On the operational side, we continued to expand our FMC customer base having added 10,900 net new FMC customers to a total of 834,400 subscribers at March 31, 2023. On an organic basis, our broadband customer base modestly contracted by 1,800 RGUs in Q1 2023, reflecting an intense competitive environment as well as lower net subscriber growth for our TADAAM product as we now exclude so-called paused customers from our RGU base. We added 13,100 net organic mobile postpaid customers, driven by continued FMC growth and a strong performance at BASE. Both our video and fixed-line telephony RGU base continued to contract, mainly driven by macro trends and shifting consumer preferences.
On March 21, 2023, Liberty Global, through its subsidiary Liberty Global Belgium Holding B.V., announced its intention to launch a voluntary and conditional takeover bid on Telenet Group Holding NV. On April 13, 2023 the FSMA announced receipt of the formal notification by Liberty Global Belgium Holding of the offer (which included a draft prospectus and the independent expert report prepared by Lazard). The Offer is an all-cash offer at a price of €22.00 per share, to be reduced by the gross dividend of €1.0 per share (before any applicable tax deduction) as approved yesterday by the AGM. The €22.0 price represents (i) a premium of 59% compared to the Telenet closing price on March 15, 20231 and (ii) a premium of 52% compared to the volume-weighted average trading price of Telenet over one month before that date. The Offer is subject to the conditions that (i) as a result of the Offer, Liberty Global Belgium Holding must, together with the persons affiliated with it, own at least 95% of the shares in Telenet and (ii) as from April 13, 2023 and during the period preceding the date on which the results of the initial acceptance period of the Offer are announced, no decrease of 17.5% or more occurs in the closing quote of (x) the BEL-20 index and/or (y) shares of both Proximus and Orange Belgium. For more details on the conditions, we refer to section 3.3 Subsequent events. If, following the Offer, Liberty Global Belgium Holding, together with Telenet, own at least 95% of the shares of Telenet and have acquired, by acceptance of the Offer, at least 90% of the shares that are the subject of the Offer, the Offer will be followed by a simplified squeeze-out bid subject to the same financial conditions as the Offer. On March 21, 2023, Telenet's board of directors expressed that it unanimously supports and recommends the Offer subject to customary conditions. The board of directors of Telenet will examine the draft prospectus and present its detailed opinion in a response memorandum. The timing of the launch of the Offer is subject to FSMA approval of the prospectus and the response memorandum. Once approved, the prospectus, independent expert report and response memorandum will be made available to Telenet shareholders in accordance with further announcements."

1 The last full trading day prior to the March 21, 2023 announcement of Liberty Global Belgium Holding B.V.’s intention to launch the offer.

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Commenting on the results, Erik Van den Enden, Telenet’s Chief Financial Officer, stated:
"Our first quarter financial performance was broadly in line with our expectations, yet not necessarily indicative of our anticipated performance for the full year due to inflationary pressures on certain parts of our cost base and the timing of the 6% rate adjustment in June. Therefore, growth in our rebased Adjusted EBITDA and Adjusted EBITDAaL will be second-half weighted, which is consistent with the growth phasing in 2022. Having completed the first three months of the year and looking ahead to the next three quarters, we remain on track to deliver on our financial objectives as presented mid-February and as further detailed under 3.1 Outlook. Compared to 2022, our financial results for the full year 2023 will include a full year contribution from the Luxembourg-based cable operator Eltrona and an additional nine-month contribution from Caviar, as a result of which we also present our headline financial results and guidance on a rebased basis.
In Q1 2023, we posted revenue of €703 million, up 9% year-on-year on a reported basis driven by the aforementioned consolidation of both Eltrona and Caviar which were not included in our Q1 2022 results. Excluding these inorganic additions, our rebased top line growth was almost 3%, driven by (i) higher advertising and production revenue, (ii) a 7% increase in business services revenue and (iii) higher subscription revenue.
Our Adjusted EBITDA for the quarter reached €320 million, marking a 3% year-on-year decline on both a reported and rebased basis. This was driven by an increase in our operating expenses reflecting (i) higher staff-related expenses as a result of the 11% mandatory wage indexation as of early January 2023, (ii) higher programming costs and (iii) higher energy spend. The same factors drove a 4% decrease in our rebased Adjusted EBITDAaL in the quarter to €282 million. On a reported basis, our Adjusted EBITDAaL decreased 6% due to a full quarter of tower lease-related expenses following the sale of our mobile infrastructure business to DigitalBridge in June last year.
On the investment side, we recorded accrued capital expenditures of €189 million in Q1 2023. Excluding the recognition of certain football broadcasting rights and certain lease-related capital additions impacts, as per our FY 2023 guidance, our accrued capital expenditures were €176 million, or approximately 25% of revenue. Compared to last year, our capital intensity increased following higher investments in 5G and Fiber-to-the-Home as discussed above. The increased capital intensity and the lower Adjusted EBITDA result drove a 24% decline in our Adjusted EBITDA less property & equipment additions to €144 million in Q1 2023.
In the first quarter, we generated a negative Adjusted Free Cash Flow of €35 million, reflecting (i) 39% higher cash capital expenditures as a result of our increased capital intensity, (ii) a nearly €18 million lower contribution from our vendor financing program compared to last year, (iii) the aforementioned 3% decrease in Adjusted EBITDA, (iv) higher cash taxes and (v) a lower working capital inflow compared to Q1 last year.
We continue to enjoy a robust debt and liquidity profile characterized by (i) no debt maturities until March 2028, (ii) weighted average maturity of 5.3 years, (iii) fully hedged debt profile with weighted average cost of debt (including hedges) of around 3.1% (iv) full access to €555.0 million of untapped liquidity under our revolving credit facilities and (v) just over €1 billion of cash and cash equivalents at March 31, 2023. As mentioned earlier, we will gradually start deploying our cash balance to fund NetCo's up to €2.0 billion fiber-to-the-home build out, resulting in a fully funded investment plan without any interdependencies on financial markets. Meanwhile, we continue to invest the vast majority of our cash throughout a range of money market funds with highly rated European and US financial institutions, which has started to generate positive yields benefiting our Adjusted Free Cash Flow."

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1    Operational highlights

IMPORTANT REPORTING CHANGES:

Acquisition of Eltrona: On January 2, 2023, we closed the acquisition of the remaining 50% (plus 1 share) ownership stake in the Luxembourg-based cable operator Eltrona. As a result, our consolidated operating statistics in section 4 and, as commented upon below, include Eltrona's RGUs as of that date. The inorganic adjustments included 51,700 unique customer relationships and a total of 70,700 RGUs, consisting of 46,000 video subscribers, 16,300 broadband internet customers and 8,400 fixed-line telephony clients. On top, we recognized 2,400 inorganic mobile postpaid subscribers. We have not rebased our prior year operational KPIs, yet provide net organic subscriber additions to allow for a like-for-like comparison. Following the Eltrona acquisition, we now provide a geographical split of our RGU base and our net subscriber additions/losses in section 4.

Inclusion of TADAAM off-footprint subscribers: As of January 1, 2023, the consolidated operating statistics in section 4 and, as commented upon below, include TADAAM's off-footprint subscribers, which is our fixed-mobile substitution brand combining full wireless connectivity and TV services. Prior to such date, we only recognized the TADAAM customers within our cable footprint in Flanders, parts of Brussels and the booth of Hainaut. In addition, our TADAAM customer base now excludes so-called "paused" customers (i.e., having temporarily paused their subscription in line with the contractual terms). The inorganic adjustments included 8,900 customer relationships and 17,800 RGUs, equally split between video and broadband internet RGUs. We have not rebased our prior year operational KPIs, yet provide net organic subscriber additions to allow for a like-for-like comparison.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At March 31, 2023, we served 2,054,300 unique customer relationships, which represented approximately 57% of the 3,590,200 homes passed by our leading hybrid fiber coaxial ("HFC") network in Belgium and Luxembourg. As mentioned above under 'Important reporting changes', our operational KPIs now include both Eltrona's cable business in Luxembourg as well as TADAAM's off-footprint customer base. Our cable network consists of a dense fiber backbone with local loop coaxial cable connections and spectrum of up to 1.2 GHz. Through both EuroDocsis 3.0 and 3.1 technologies, we offer data download speeds of 1 gigabit per second ("Gbps") across our entire footprint in Flanders and parts of Brussels as well as parts of Luxembourg.

In July 2022, we announced a binding agreement with Fluvius, taking a joint next step in the realization of the data network of the future (working name "NetCo"). This transaction is pending regulatory approval from the European Commission, which we expect by summer this year. NetCo's ambition is to provide speeds of 10 Gbps across its entire footprint in time, for which there is a clear roadmap through a mixture of both HFC (DOCSIS) and fiber technologies. NetCo plans to invest up to €2.0 billion to build the leading fixed network, targeting to cover 78% of our regional footprint with fiber by 2038 with approximately 70% of premises connected in 2029. We will actively seek opportunities for further network rationalization and CAPEX optimization. Our NetCo plan is fully funded and will be independent from external financing. NetCo is well positioned to attract additional strategic and/or financial investors given its market-leading market penetration of close to 60% and its attractive financial profile.

At March 31, 2023, and including the aforementioned inorganic additions, we provided 4,483,100 fixed services ("RGUs") across our Telenet and Eltrona businesses. Our RGU base consisted of 1,727,800 video, 1,754,100 broadband internet and 1,001,200 fixed-line telephony subscriptions. At March 31, 2023, we also served 2,945,400 mobile subscribers. The number of fixed services per customer relationship continued to moderately decrease as a result of a lower video and fixed-line telephony RGU base from 2.25 in Q1 2022 to 2.18 in Q1 2023. However, we succeeded to further grow our FMC customer base, which represents the sum of our "WIGO", "KLIK" and "ONE" and "ONE UP" bundle propositions. Our FMC customer base reached 834,400 subscribers at March 31, 2023, up 8% year-on-year. In Q1 2023, we added another 10,900 net new FMC subscribers driven by our attractive offers and successful promotional campaigns.

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ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. For the three months ended March 31, 2023, the consolidated monthly fixed ARPU per customer relationship reached €59.4, which was modestly up by 1% compared to the prior year period. The benefit from the mid-June 2022 price adjustment more than offset the continued decline in both video and fixed-line telephony revenue and a higher reallocation of "ONE" FMC bundle revenue from fixed to mobile telephony. Compared to Q4 last year, the ARPU per customer relationship modestly contracted as a result of the Eltrona acquisition which has a materially lower multiple-play customer base and consequently generates a much lower ARPU per customer relationship compared to Telenet.

1.2    Broadband internet

Our broadband internet subscriber base reached 1,754,100 subscribers at March 31, 2023, which was up 1% compared to March 31, 2022 and included the aforementioned inorganic subscriber additions for both Eltrona and TADAAM. On an organic basis, our broadband customer base modestly contracted by 1,800 RGUs in Q1 2023, reflecting an intense competitive environment as well as lower net subscriber growth for our TADAAM product as we now exclude paused customers from our base as mentioned above under 'Important reporting changes'. At 8.8%, annualized broadband internet churn increased 130 basis points year-on-year in Q1 2023, reflecting competitive intensity, yet remains relatively moderate.

We offer attractive gigaspeed broadband services of 1 Gbps across our entire footprint in Flanders, parts of Brussels and parts of Luxembourg. And as part of the NetCo transaction with Fluvius, which is pending regulatory approval as mentioned above, we have a clear roadmap to 10 Gbps through a mixture of DOCSIS and FTTH technologies. The weighted average data download speed across our broadband subscriber base once again further increased, reaching 269 Mbps at March 31, 2023, up nearly 12% from 241 Mbps in Q1 last year, reflecting an accelerated take-up of 1 Gbps Speedboost customers. In addition, approximately 39% of our total broadband customer base enjoy download speeds of at least 300 Mbps or higher at the end of Q1 2023.

1.3    Fixed-line telephony

At March 31, 2023, we served 1,001,200 fixed-line telephony subscribers, including the aforementioned inorganic subscriber additions for Eltrona as of January 2023, representing a 7% decrease compared to prior year period. This trend is similar to the overall fixed-line telephony market trend as customers increasingly rely on their mobile subscription and/or use alternative over-the-top solutions. Relative to December 31, 2022, our fixed-line telephony subscriber base contracted by 19,600 RGUs in Q1 2023 on an organic basis. Annualized churn for our fixed-line telephony service reached 9.6% in Q1 2023, a modest year-on-year improvement of 50 basis points.

1.4    Mobile telephony

Our mobile telephony subscriber base, which excludes subscribers under our commercial wholesale partnerships, totaled 2,945,400 subscribers at the end of Q1 2023, including 2,684,800 postpaid subscribers and the aforementioned inorganic Eltrona subscriber additions. The vast majority of our mobile subscribers (approximately 91%) are subscribed to one of our attractive mobile or fixed mobile converged ("FMC") propositions. The remaining 260,600 mobile subscribers are prepaid subscribers under the BASE brand.

On an organic basis, we added 13,100 net new mobile postpaid subscribers in Q1 2023, marking a clear acceleration versus the average quarterly run rate in 2022 on the back of a strong performance for our BASE brand driven by targeted promotions. Our prepaid subscriber base continued to decrease as consumers increasingly opt for postpaid mobile tariff plans and contracted by 10,400 SIMs in Q1 2023.

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1.5    Video

Our video customer base reached 1,727,800 RGUs at March 31, 2023. This includes (i) Telenet's enhanced video subscribers, (ii) the acquired Eltrona business in Luxembourg offering both basic video and enhanced video services to its customers and (iii) the recognition of TADAAM's off-footprint customers. Subscribers to our enhanced video service enjoy unrestricted access to a wide range of digital, HD and pay television sports, series and movies channels, a vast complementary and paid library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") video platform. During Q1 2023, we lost 21,800 video subscribers on an organic basis. The higher net attrition compared to Q4 last year is mainly driven by the Eltrona acquisition effect, with approximately two-thirds of its video subscriber base still being basic video subscribers and to a lesser extent lower subscriber additions under our TADAAM brand given the exclusion of paused customers. In addition, the contraction in our video RGU base can be explained by a lower proportion of remaining analog TV subscribers due to demographics and product optimization within the multiple play customer base related to the current macro-economic environment. Annualized video churn reached 10.5% in Q1 2023, an increase of 150 basis points compared to last year's first quarter.

Mid-September 2020, we launched "Streamz", a unique streaming service of DPG Media and Telenet, in which we hold a 50% share. We believe our joint OTT platform is uniquely positioned, combining the best locally produced series of all local broadcasters, supplemented with must-see international content from HBO, in addition to an extensive kids zone, films and documentaries. We also continue to have a leading market position in the sports segment. "Play Sports" continues to broadcast both domestic and international football competitions, such as the English Premier League exclusively, and via the Eleven Sports channels: the Belgian Jupiler Pro League, La Liga, Serie A and Bundesliga 1. Other sports, such as cyclo-cross, basketball, hockey, tennis, golf and motor sports, are also included in our broad sports offering. In addition, our "Play Sports Open" channel offers a selection of sports events, as well as proprietary and acquired programs and documentaries, to our video subscribers in the basic tier. Furthermore, as we are evolving to offer all relevant premium entertainment to our customers, we integrated other main subscription VOD services (including, amongst others, Netflix and Amazon Prime) to our customers through their set-top box environment and we intend to continue to expand with other relevant VOD services in the future. Consequently, we are well positioned as a leading player in the premium entertainment segment within our footprint. Our total premium entertainment subscriber base1, including "Streamz", "Streamz+", "Play More" and "Play Sports" equaled approximately 34% of our total enhanced TV customer base1 at the end of Q1 2023. This represented a modest 1% decline compared to the prior year period as a result of product optimization given the current economic backdrop.

1 Including 348,900 direct subscriptions to our premium entertainment packages "Streamz", "Streamz+" and "Play More" and 215,900 "Play Sports" customers at March 31, 2023.

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2    Financial highlights

IMPORTANT REPORTING CHANGES:

Rebased information for the year ended December 31, 2022: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). In addition, on October 1, 2022, we closed the acquisition of an additional 21% stake in the media group Caviar; this acquisition brings our total shareholding to 70% and we have consolidated Caviar's financial results since October 1, 2022. Finally, we closed the acquisition of the remaining 50% (plus 1 share) in the Luxembourg-based cable operator Eltrona on January 2, 2023 and we have been consolidating Eltrona's results from that date. For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to exclude the revenue and Adjusted EBITDA of TowerCo and include the revenue and Adjusted EBITDA of both Caviar and Eltrona, respectively, to the extent revenue and Adjusted EBITDA related to these transactions will no longer be included/be included in our current results. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. We refer to 6.3 Definitions for more information.

2.1    Revenue

We generated revenue of €702.8 million for the three months ended March 31, 2023, which was up 9% versus €644.8 million of revenue generated in Q1 2022. As mentioned above under "Important reporting changes", our consolidated financial accounts at March 31, 2023 included a full quarter revenue contribution from our acquired Caviar and Eltrona businesses which were not yet included in our revenue recognized in the first quarter of 2022. For the three months ended March 31, 2023, Caviar and Eltrona contributed €36.4 million and €7.9 million to our revenue, respectively.

Excluding the impact of both transactions, our rebased revenue increased by almost 3% as a result of higher advertising and production revenue reflecting a robust quarter for our acquired Caviar business following several Super Bowl commercials in the US. Our business services also delivered a strong first quarter with both reported and rebased revenue up 7% as a result of higher recurring fixed revenue and higher ICT integration services revenue. For the three months ended March 31, 2023, our total subscription revenue, which represents the sum of our cable and mobile subscription revenue, was up over 2% compared to Q1 2022 on a rebased basis. Approximately 71% of our revenue for the three months ended March 31, 2023 was generated from monthly recurring subscriptions, while approximately 60% of our revenue benefited from the 4.7% rate adjustment as of mid-June 2022.

VIDEO
Our video revenue represents the sum of (i) the monthly fee paid by both Telenet's and Eltrona's video subscribers for the channels they receive in the basic tier, (ii) recurring set-top box rental fees, (iii) fees for supplemental premium content offerings, including our subscription VOD packages “Streamz”, "Streamz+" “Play More” and “Play Sports” and (iv) transactional and broadcasting-on-demand services. Our video revenue for the three months ended March 31, 2023 amounted to €136.8 million, up 2% year-on-year on a reported basis as a result of the Eltrona acquisition impact. On a rebased basis, our video revenue in the quarter was modestly down by less than 1% year-on-year, reflecting (a) a lower average number of video RGUs and (b) the continued shift in revenue allocation from the new "ONE" FMC bundles from fixed into mobile. These factors combined more than outweighed the benefit from the June 2022 price adjustment.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs, which includes Eltrona as of January 2, 2023, totaled €183.1 million for the three months ended March 31, 2023, up 7% and 6%, respectively, compared to Q1 2022 on a reported and rebased basis. This robust year-on-year organic revenue trend reflected (i) the benefit from the June 2022 price adjustment and (ii) the continued traction for

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higher-tier broadband propositions, which was partly offset by the aforementioned change in revenue allocation from our FMC bundles.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from Telenet's and Eltrona's fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnect revenue generated by these customers, which is reported under other revenue. For the three months ended March 31, 2023, our fixed-line telephony revenue amounted to €47.9 million, a decline of 8% on both a reported and rebased basis. This mainly reflected lower average RGUs over the period as detailed under 1.3 Fixed-line telephony and the aforementioned change in revenue allocation from the new "ONE" FMC bundles, which more than offset the favorable impact of the June 2022 price adjustment.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers, including our SME and LE business customers, and out-of-bundle revenue, including Eltrona's postpaid subscribers, but excludes (i) the interconnect revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs, which are all recorded in other revenue. For the three months ended March 31, 2023, we generated mobile telephony revenue of €132.3 million, representing a 5% year-on-year increase on both a reported and rebased basis. The increase was mainly attributable to the impact of the June 2022 price adjustment and continued growth of our mobile postpaid subscriber base. Furthermore, our mobile telephony revenue benefited from the aforementioned revenue allocation shift from our latest FMC line-up.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business and (iii) value-added services such as network hosting and managed data security. Revenue generated by our business customers on all coax-related products, such as our flagship "KLIK" bundle, is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €47.6 million for the three months ended March 31, 2023, representing a 7% year-on-year growth both on a reported and rebased basis, driven by higher recurring fixed revenue and higher ICT integration services revenue against a favorable comparison base in Q1 last year.

OTHER
Other revenue primarily includes (i) interconnect revenue from both our fixed-line and mobile telephony customers, including our SME and LE business customers, (ii) advertising and production revenue from our media subsidiaries, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) wholesale revenue generated through both our commercial and regulated wholesale businesses, (v) product activation and installation fees and (vi) set-top box sales revenue. As of October 2022, our other revenue also includes the contribution from the acquired media business Caviar in which we now own a 70% shareholding. Other revenue for the three months ended March 31, 2023 reached €155.1 million, up 32% compared to Q1 2022 on an as reported basis, reflecting the aforementioned consolidation of Caviar. On a rebased basis, our other revenue grew 3% driven by (i) higher advertising and production revenue, including a robust performance of Caviar following several Super Bowl commercials in the US, (ii) higher wholesale revenue and (iii) an improved trend in our roaming revenue. These factors were partly offset by lower handset sales and the continued decline in our interconnect revenue, reflecting an increased adoption of OTT applications by consumers as well as lower regulated mobile termination rates versus last year.

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2.2    Expenses

For the three months ended March 31, 2023, we incurred total expenses of €596.0 million, representing a 17% increase on a reported basis compared to the first quarter of 2022, including (i) the inorganic impact from both the Caviar and Eltrona acquisitions and (ii) €1.5 million costs to capture to prepare the go-live of NetCo once regulatory approval has been obtained. Total expenses represented approximately 85% of revenue in Q1 2023 (Q1 2022: approximately 79%). Cost of services provided as a percentage of revenue represented approximately 57% in Q1 2023 (Q1 2022: approximately 51%), while selling, general and administrative expenses represented approximately 28% of our total revenue in Q1 2023 (Q1 2022: approximately 28%).

Our operating expenses, which include (i) network operating expenses, (ii) direct costs, (iii) staff-related expenses, (iv) sales and marketing expenses, (v) outsourced labor and professional services and (vi) other indirect expenses, increased 21% year-on-year in Q1 2023, including the aforementioned acquisition effects. Excluding these inorganic impacts, our rebased operating expenses were up just over 8% year-on-year, reflecting the impact of both higher energy costs and overall inflation on certain of our cost lines as further detailed below.

NETWORK OPERATING EXPENSES
Network operating expenses for the three months ended March 31, 2023 were €59.9 million, which was up 2% relative to Q1 2022. On a rebased basis, our network operating costs were up nearly 10% year-on-year as a result of globally higher energy prices following the war in Ukraine. We recorded a €3.2 million increase in energy costs in Q1 2023 compared to the same period last year. Approximately 90% of our expected energy consumption for 2023 is now covered by fixed price agreements, which was broadly unchanged versus the start of the year.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) programming and copyright costs, including costs related to the purchase of content for our "Streamz", "Streamz+" and "Play More" packages, as well as the costs related to the Belgian football broadcasting rights, (ii) interconnect costs and (iii) handset sales and subsidies. For the three months ended March 31, 2023, our direct costs were €165.2 million, up 29% compared to Q1 2022 and reflecting the aforementioned impact from the Caviar and Eltrona acquisitions. Excluding these impacts, our direct costs increased 6% year-on-year reflecting higher programming and roaming costs in the quarter following higher roaming revenue.

STAFF-RELATED EXPENSES
Staff-related expenses for the three months ended March 31, 2023 were €85.2 million, which represented 17% year-on-year growth compared to the first quarter of 2022 and including the aforementioned inorganic movements. On a rebased basis, our staff-related expenses in the quarter were up almost 10% year-on-year, reflecting the adverse impact of the 11% mandatory wage indexation as of early 2023 as a result of overall inflation.

SALES AND MARKETING EXPENSES
For the three months ended March 31, 2023, our sales and marketing expenses were €21.9 million, representing a 10% and a 7% increase compared to Q1 2022 on a reported and rebased basis, respectively, as a result of timing variances in some of our campaigns.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €12.5 million for the three months ended March 31, 2023, reflecting a year-on-year increase of 36% and 34% on a reported and rebased basis, respectively. Higher outsourced labor and professional services expenditures reflected amongst others (i) costs to capture to prepare the NetCo go-live, (ii) digital transformation costs and (iii) impacts of inflation.

OTHER INDIRECT EXPENSES
Other indirect expenses, which includes, amongst others, (i) IT expenses, (ii) outsourced call center costs and (iii) facility-related expenses, reached €38.5 million in Q1 2023, representing a 39% increase compared

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to the prior year period and including the aforementioned acquisition impacts. On a rebased basis, our other indirect expenses were up 8% compared to the same period of last year.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND GAIN ON DISPOSAL OF ASSETS
Depreciation and amortization, including impairment of long-lived assets, gain on disposal of assets and restructuring charges, reached €202.1 million for the three months ended March 31, 2023 (Q1 2022: €191.2 million.

2.3    Net result

FINANCE INCOME AND EXPENSES
Net finance expense for the three months ended March 31, 2023 totaled €93.6 million compared to net finance income of €90.9 million in Q1 2022, mainly as a result of a reversal in the fair value of our derivatives from a €217.3 million gain in the prior year period to a loss of €51.1 million in Q1 2023.

Finance income for the three months ended March 31, 2023 fell 77% year-on-year to €49.4 million from €217.4 million last year, which included the aforementioned €217.3 million gain on our derivatives. Finance income for the quarter included also a €45.6 million foreign exchange gain compared to a €78.4 million foreign exchange loss in Q1 2022.

Finance expense for the three months ended March 31, 2023 increased 13% to €143.0 million from €126.5 million in Q1 2022, reflecting the aforementioned €51.1 million loss on derivatives and €43.8 million higher interest expenses, whereas the prior year period included the aforementioned €78.4 million foreign exchange loss.

INCOME TAXES
We recorded income tax expense of €1.8 million for the three months ended March 31, 2023 compared to €64.2 million in Q1 2022, primarily driven by a 92% year-on-year decrease in our pre-tax profit.

NET PROFIT
We realized a net profit of €16.8 million for the three months ended March 31, 2023 compared to €160.4 million for the three months ended March 31, 2022. The 90% year-on-year decrease was primarily attributable to the aforementioned reversal in the fair value of our derivatives in the quarter compared to the prior year period. In addition, our operating profit decreased 21% year-on-year, reflecting the impact of inflation of certain costs as mentioned above. For the three months ended March 31, 2023, we achieved a net profit margin of 2.4% compared to 24.9% in the prior year period.

2.4    Adjusted EBITDA and Adjusted EBITDAaL

For the three months ended March 31, 2023, we achieved Adjusted EBITDA of €319.6 million, implying a 3% decline versus the €328.5 million we delivered in the first quarter of 2022. Excluding the Caviar and Eltrona acquisition impacts, the decline in our rebased Adjusted EBITDA was broadly similar. The contraction in our Adjusted EBITDA was driven by an increase in our operating expenses, which reflected, amongst others, (i) higher staff-related expenses, (ii) higher programming costs and (iii) higher energy spend. In line with our outlook for the full year 2023, we anticipate negative growth in our Adjusted EBITDA in the first half, which we expect to reverse in the second half as a result of the June 2023 price adjustment and continued tight cost control. For the three months ended March 31, 2023, our Adjusted EBITDA margin amounted to 45.5% compared to 50.9% for the three months ended March 31, 2022. On a rebased basis, our Adjusted EBITDA margin contracted by 270 basis points compared to the prior year period.

On June 1, 2022, we closed the sale of our mobile tower business to DigitalBridge and entered into a 15-year Master Lease Agreement ("MLA") with two renewal periods of 10 years each and have started to make lease-related tower payments to DigitalBridge as of then. Following this transaction, we have started to include Adjusted EBITDA after leases ("Adjusted EBITDAaL") as a key financial metric, which includes depreciation expenses and interest expenses on leases as mentioned under 6.3 Definitions. We believe Adjusted EBITDAaL is a helpful financial metric to (i) demonstrate the Company’s underlying performance after

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including all lease-related expenses necessary to run our business and (ii) provide comparability between Telenet’s performance and the performance of other companies in the same or similar industries, although Telenet’s measure may not be directly comparable to similar measures used by other public companies.

Our Adjusted EBITDAaL for the three months ended March 31, 2023 reached €281.8 million, marking a 6% decline compared to €298.3 million in Q1 last year given a full quarter of lease-related payments for passive mobile infrastructure as opposed to no such lease payments in Q1 last year. On a rebased basis, our Adjusted EBITDAaL showed a 4% decrease compared to Q1 2022, largely reflecting the same factors as those having weighed on our Adjusted EBITDA performance in the quarter. Our Adjusted EBITDAaL margin for the three months ended March 31, 2023 was 40.1% compared to 46.3% in the prior year period. On a rebased basis, our Adjusted EBITDAaL margin contracted by 280 basis points compared to the prior year period.

Exhibit 1: Reconciliation between profit for the period, Adjusted EBITDA and Adjusted EBITDAaL (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2023	2022	Change %

Profit for the period	16.8	160.4	(90)%

Income tax expense	1.8	64.2	(97)%
Share of the result of equity accounted investees	(0.4)	1.0	N.M.
Remeasurement to fair value of pre-existing interest in an acquiree	(1.9)	—	—%
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	(3.1)	—	— %
Net finance expense (income)	93.6	(90.9)	N.M.
Depreciation, amortization, impairment and gain on disposal of assets	199.6	191.4	4%

EBITDA (2)	306.4	326.1	(6)%

Share based compensation	6.3	(2.9)	N.M.
Operating charges related to acquisitions or divestitures	4.1	5.5	(25)%
Restructuring charges	2.5	(0.2)	N.M.
Measurement period adjustments related to business acquisitions	0.3	—	—%

Adjusted EBITDA (2)	319.6	328.5	(3)%

Depreciation on assets under leases	(24.5)	(23.1)	6%
Interest expense on leases	(13.3)	(7.1)	87%

Adjusted EBITDAaL (2)	281.8	298.3	(6)%

Adjusted EBITDA margin	45.5%	50.9%
Adjusted EBITDAaL margin	40.1%	46.3%
Net profit margin	2.4%	24.9%

N.M. - Not Meaningful

2.5    Capital expenditures

Accrued capital expenditures for the three months ended March 31, 2023 reached €188.5 million, equivalent to approximately 27% of revenue and representing a 5% increase compared to the prior year period. Our accrued capital expenditures included (i) €12.0 million of lease additions previously classified as operating leases and (ii) €0.6 million for the recognition of football broadcasting rights. Excluding these impacts, as per our FY 2023 guidance, our accrued capital expenditures for the three months ended March 31, 2023 were €175.9 million, equivalent to approximately 25% of revenue.

Capital expenditures related to customer premises equipment ("CPE"), which includes our spending on set-top boxes, modems and WiFi powerlines reached €26.7 million for the three months ended March 31, 2023. This marked a 19% decrease compared to same period last year when our CPE-related investments were

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higher on the back of set-top box and modem swap programs and the roll-out of our in-home connectivity devices. Capital expenditures related to customer premises equipment for the three months ended March 31, 2023 represented approximately 15% of our total accrued capital expenditures (excluding the recognition of certain football broadcasting rights and certain lease-related capital additions).

Accrued capital expenditures for network growth and upgrades amounted to €33.5 million for the three months ended March 31, 2023, marking a 75% increase compared to the prior year period and predominantly reflected the progress of our 5G roll-out and tactical fiber-related investments. Since the launch of our 5G network in December 2021, we have gradually upgraded our mobile network and are currently on track to achieve our coverage targets. Currently, more than 850 mobile sites provide 5G coverage and almost 260 municipalities have one or more active 5G antennas in their area. The vast majority of sites have been activated in Flanders, in and around the major Flemish cities, such as Antwerp, Ghent, Genk, Leuven, Mechelen, Aalst, Hasselt, Kortrijk, Lokeren and the coastal areas. Coverage in these cities is already impressive, with population coverage ranging from 55% to 80%. In addition, the Belgian coast also benefits from significant 5G coverage, with some areas already reaching almost 85% coverage. Special attention has also been paid to roads connecting densely populated areas. Also our fiber investments are progressing well, mainly focused on targeted trench sharing opportunities for now but expected to materially ramp up once the NetCo transaction with Fluvius has been approved by the European Commission, expected by summer this year. This is reflected in our full year 2023 CAPEX outlook. For the three months ended March 31, 2023, network-related capital expenditures represented approximately 19% of total accrued capital expenditures (excluding the recognition of certain football broadcasting rights and certain lease-related capital additions).

Capital expenditures for products and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €41.1 million for the three months ended March 31, 2023. This represented a 7% year-on-year increase, mainly reflecting further developments on our video platform. Capital expenditures for products and services represented approximately 23% of total accrued capital expenditures for the three months ended March 31, 2023 (excluding the recognition of certain football broadcasting rights and certain lease-related capital additions).

The remainder of our accrued capital expenditures includes (i) refurbishments and replacements of network equipment, (ii) sports and programming acquisition costs, including certain content acquired by De Vijver Media, (iii) certain recurring investments in our IT platform and systems and (iv) lease-related capital additions. All combined, these reached €87.2 million for the three months ended March 31, 2023, representing a 3% decrease compared to Q1 last year driven by substantially lower lease capital additions. Excluding the recognition of certain football broadcasting rights and certain lease-related capital additions, other accrued capital expenditures reached €74.6 million.

The above implies that approximately 57% of our accrued capital expenditures for the three months ended March 31, 2023 (excluding the recognition of certain football broadcasting rights and certain lease-related capital additions) were scalable and subscriber growth related. We continue to closely monitor our capital expenditures in order to drive incremental returns and shareholder value.

Exhibit 2: Reconciliation between accrued capital expenditures and cash capital expenditures (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2023	2022	Change %

Accrued capital expenditures (3)	188.5	180.2	5%

Assets acquired under capital-related vendor financing arrangements	(34.3)	(28.3)	21%
Assets acquired under lease agreements	(18.5)	(38.7)	(52)%
Changes in current and non-current liabilities related to capital expenditures	16.7	(3.4)	N.M.

Cash capital expenditures	152.4	109.8	39%

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2.6    Adjusted EBITDA less property & equipment additions

We yielded an Adjusted EBITDA less property & equipment additions of €143.7 million for the three months ended March 31, 2023 compared to €188.7 million in Q1 2022. The 24% year-on-year decrease was mainly driven by higher accrued capital expenditures and a lower Adjusted EBITDA versus last year as explained above and is consistent with our full year outlook as presented in February this year.

Exhibit 3: Reconciliation to Adjusted EBITDA less property & equipment additions (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2023	2022	Change %

Adjusted EBITDA (2)	319.6	328.5	(3)%

Accrued capital expenditures	(188.5)	(180.2)	5%
Recognition of football broadcasting rights	0.6	0.5	20%
Recognition of mobile spectrum licenses	—	8.4	(100)%
Recognition of certain lease-related capital additions	12.0	31.5	(62)%
Accrued capital expenditures excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions (3)	(175.9)	(139.8)	26%

Adjusted EBITDA less property & equipment additions (4)	143.7	188.7	(24)%

2.7    Cash flow and liquidity
NET CASH FROM OPERATING ACTIVITIES
For the three months ended March 31, 2023, our operations yielded €186.8 million of net cash compared to the €231.1 million we generated during the prior year period. The 19% year-on-year decrease was driven by the aforementioned 3% decline in our Adjusted EBITDA, €8.7 million higher cash taxes paid relative to last year and the impact of €13.9 million higher cash interest expenses and cash derivatives. In Q1, we typically settle the vast majority of our cash taxes for the year and expect, like last year, an additional significantly smaller payment in Q2.
NET CASH USED IN INVESTING ACTIVITIES
We used €164.1 million of net cash in investing activities for the three months ended March 31, 2023 compared to €124.6 million in the same period last year. The net cash in investing activities primarily includes our cash capital expenditures in addition to M&A-related payments. Our cash capital expenditures in the quarter were up 39% compared to the prior year period, reflecting an increased capital intensity in line with our full year 2023 outlook. We utilize a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the three months ended March 31, 2023, we acquired €34.3 million of assets through capital-related vendor financing arrangements (Q1 2022: €28.3 million), favorably impacting our net cash used in investing activities for the equivalent amounts. Please refer to Section 2.5 - Capital expenditures for a reconciliation between accrued capital expenditures and cash capital expenditures. In addition, the net cash used in investing activities in Q1 2023 reflected the cash consideration paid for the acquisition of the remaining 50% (plus 1 share) in the Luxembourg-based cable operator Eltrona and the acquisition of Lecter Media’s 50% shareholding in the Fabiola Group by Roses Are Blue, which is subsidiary of the Caviar Group .
NET CASH USED IN FINANCING ACTIVITIES
For the three months ended March 31, 2023, the net cash used in financing activities was €74.6 million compared to €83.1 million in Q1 2022 which included €22.7 million related to our Share Repurchase Program 2021. The net cash used in financing activities in Q1 2023 mainly reflected a net €64.9 million decline in outstanding loans and borrowings, including scheduled repayments under our vendor financing program. The

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remainder of our net cash used in financing activities primarily consisted of lease repayments and other financial payments.
ADJUSTED FREE CASH FLOW
For the three months ended March 31, 2023, we generated a negative Adjusted Free Cash Flow of €34.7 million compared a positive Adjusted Free Cash Flow of €61.2 million in Q1 last year. The negative Adjusted Free Cash Flow in the quarter reflected (i) 39% higher cash capital expenditures as a result of our increased capital intensity as mentioned above, (ii) a €17.5 million lower contribution from our vendor financing program compared to last year, reflecting phasing in our outgoing payments, (iii) the aforementioned 3% decrease Adjusted EBITDA, (iv) higher cash taxes and (v) a lower working capital inflow compared to Q1 last year. In line with our FY 2023 outlook, we expect the trend in our Adjusted Free Cash Flow to significantly improve in Q2 and the rest of the year.
2.8    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
At March 31, 2023, we carried a total debt balance (including accrued interest) of €6,565.4 million, of which €1,460.0 million principal amount is related to the € and USD-denominated Senior Secured Fixed Rate Notes due March 2028 and €3,221.4 million principal amount is owed under our 2020 Amended Senior Credit Facility with maturities ranging from April 2028 through April 2029. Our total debt balance at March 31, 2023 also included outstanding liabilities of €391.5 million related to the mobile spectrum licenses following last year's multiband spectrum auction as we have opted for annual deferred payments over the lifetime of each license as opposed to advance payments. Furthermore, our total debt balance at March 31, 2023 reflected a principal amount of €321.3 million related to our vendor financing program as further detailed below. The remainder primarily represents lease obligations associated with (i) the June 1, 2022 sale of our mobile tower business to DigitalBridge resulting into a 15-year MLA as further detailed above, (ii) the long-term emphyotic lease with Fluvius for the use of its HFC network covering approximately one-third of Flanders prior to the anticipated closing of the NetCo transaction which we expect by summer this year and (iii) other leases.
At March 31, 2023, we carried €321.3 million of short-term debt related to our vendor financing program, all of which is maturing within less than twelve months and which carries a margin of 195 basis points over EURIBOR (floored at 0%). Relative to December 31, 2022, the outstanding short-term vendor financing liabilities declined €24.6 million in Q1 2023, reflecting seasonality in some of our scheduled vendor financing payments and negatively impacting our Adjusted Free Cash Flow by the same amount in the quarter. We anticipate a broadly stable evolution in 2023 compared to December 31, 2022, as embedded in our FY 2023 Adjusted Free Cash Flow outlook, yet with a certain seasonality in some of our payments from quarter to quarter.
Except for our vendor financing and mobile spectrum commitments, all of our floating interest rate and foreign exchange currency risks have been hedged until the maturity of such debt instruments through a series of derivatives, improving the visibility on our future Adjusted Free Cash Flow and minimizing exposure to financial market fluctuations. Excluding short-term liabilities related to our vendor financing program, we face no debt maturities prior to March 2028 with a weighted average maturity of approximately 5.3 years at March 31, 2023. Our weighted average cost of debt at March 31, 2023, including hedges, was approximately 3.1%, excluding commitment fees, leases, vendor financing and amounts related to mobile spectrum licenses. Finally, we also had full access to €555.0 million of undrawn commitments under our revolving credit facilities at March 31, 2023, with certain availabilities up to September 2026.

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DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of the principal amounts under our main debt instruments and payment schedule at March 31, 2023.
Exhibit 4: Debt maturity table as of March 31, 2023 (unaudited)

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	March 31, 2023
	(€ in millions)
2020 Amended Senior Credit Facility
Term Loan AR	2,111.4	2,111.4	—	April 30, 2028	Floating | 6-month LIBOR (0% floor) + 2.00%	Monthly
Term Loan AQ	1,110.0	1,110.0	—	April 30, 2029	Floating | 6-month EURIBOR (0% floor) + 2.25%	Semi-annual (Jan. and July)
Revolving Credit Facility I	510.0	—	510.0	May 31, 2026	Floating | 6-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)

Senior Secured Fixed Rate Notes
€600 million Senior Secured Notes due 2028 (Facility AK)	540.0	540.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	920.0	920.0	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	20.0	September 30, 2026	Floating | 1-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)
Overdraft Facility	25.0	—	25.0	March 31, 2024	Floating | 1-month EURIBOR (0% floor) + 1.60%	Quarterly (commitment fees only)

Total notional amount	5,236.4	4,681.4	555.0
Note: In the table above, Telenet's USD-denominated debt has been converted into EUR using the March 31, 2023 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure.

CASH BALANCE AND AVAILABILITY OF FUNDS
At March 31, 2023, we held €1,012.5 million of cash and cash equivalents compared to €1,064.4 million at December 31, 2022. The quarter-on-quarter decrease in our cash balance reflected seasonality in our Adjusted Free Cash Flow given our annual cash tax and bi-annual cash interest payments in the first quarter as well as a higher capital intensity. In the second quarter, we will use another part of our cash balance to fund the €108.6 million annual dividend payment following shareholder approval during yesterday's AGM. Furthermore, we intend to actively deploy our cash balance over the next couple of years to fund NetCo's up to €2.0 billion fiber-to-the-home build out as communicated earlier, resulting in a fully funded investment plan without any interdependencies on financial markets. In order to minimize the concentration of counterparty risk and to enhance the yield on our cash balance, we have invested the vast majority throughout a range of money market funds with highly rated European and US financial institutions.

In addition to our available cash balance, we also had full access to €555.0 million of available commitments under our 2020 Amended Senior Credit Facility and our other revolving credit facilities, subject to compliance with the covenants mentioned below. As such, our total liquidity at March 31, 2023 reached an impressive €1,567.5 million.

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NET LEVERAGE RATIO(15,16)
Following the tower disposal and the subsequent move to Adjusted EBITDAaL, and effective Q2 2022, we have changed the way we are calculating net total leverage. Net total leverage is now calculated using net debt excluding leases and is divided by the last two quarters' annualized Adjusted EBITDAaL. On this metric, our net total leverage at March 31, 2023 reached 3.6x versus 3.4x at December 31, 2022 given the decline in our Adjusted EBITDAaL as discussed above. Under the previous net total leverage definition, using net debt including leases divided by the last two quarters' annualized Adjusted EBITDA, our net total leverage was 4.0x at March 31, 2023 (December 31, 2022: 3.9x).

Our net covenant leverage, as calculated under the 2020 Amended Senior Credit Facility, differs from our net total leverage as it excludes (i) any vendor financing-related short-term liabilities, (ii) any liabilities related to the mobile spectrum licenses, yet includes (iii) the Credit Facility Excluded Amount (which is the greater of €400.0 million and 0.25x Consolidated Adjusted Annualized EBITDA) and (iv) divides Net Total Debt by the last two quarter's annualized EBITDA. Our net covenant leverage reached 2.4x at March 31, 2023, up versus 2.2x at December 31, 2022 as a result of a softer Adjusted EBITDA performance in the quarter as discussed above and a lower cash balance. Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. The aforementioned maintenance covenant only applies, however, in case we would draw 40% or more under our revolving credit facilities. At March 31, 2023, our revolving credit facilities were fully undrawn as mentioned above.

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3    Outlook and other information

3.1    Outlook

Having completed the first three months of the year and looking ahead to the next three quarters, we remain on track to deliver on our financial objectives as presented mid-February. This includes rebased top line growth between 1-2% and a broadly stable Adjusted EBITDAaL compared to last year. As mentioned in the beginning of the year, growth in our rebased Adjusted EBITDAaL will be second-half weighted given the timing of the rate adjustment in June. This is consistent with the growth phasing in 2022. On the investment side, we continue to target a CAPEX/sales ratio of around 26% as we continue to see (i) higher spending on, amongst others, our 5G roll-out, (ii) targeted fiber deployments and trench sharing opportunities as in 2022 and (iii) preparatory investments in IT and product development to prepare for the launch in Wallonia in early 2024. And finally, we continue to target for FY 2023 an Adjusted Free Cash Flow of around €250.0 million despite the negative Adjusted Free Cash Flow in Q1 2023. With that, our dividend floor of €1.0 per share (gross), or €108.6 million in aggregate, remains well covered.

Exhibit 5: Outlook FY 2023

Outlook FY 2023	As presented on February 16, 2023
Revenue growth(a) (rebased)	Between 1-2% (FY 2022 rebased: €2,812.7 million)
Adjusted EBITDAaL(b) (rebased)	Broadly stable (FY 2022 rebased: €1,242.0 million)
Accrued capital expenditures(c) as a percentage of revenue	Around 26%
Adjusted Free Cash Flow(b, d)	Around €250.0 million
(a) On a reported basis, our expected revenue growth for the full year 2023 would be between 7% and 8%.
(b) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDAaL and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(c) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.
(d) Excluding payments on mobile spectrum licenses acquired as part of the 2022 multiband spectrum auction, and assuming the tax payment on our 2022 tax return will not occur until early 2024.

3.2    Shareholder remuneration

As detailed during the September 2022 Capital Markets Day, our long-term consolidated ambition is to drive growth in both ARPU and our customer base, translating into healthy top line growth. Through increased digitization, we expect our operating costs to further decrease over time, boosting our Adjusted EBITDA. After the NetCo network build and upgrade, we expect a significantly lower CAPEX intensity across both our NetCo and Telenet businesses, translating into robust Adjusted Free Cash Flow growth and growth in our shareholder remuneration profile from our current policy as described below.

In July 2022, as part of the NetCo transaction announcement with Fluvius, which is pending regulatory approval, the board of directors decided to reset the Company’s shareholder remuneration policy in order to maintain a consolidated net total leverage of around 4.0x throughout the CAPEX-intense fiber build period.

Over the 2023-2029 period, the board of directors decided upon an annual dividend floor of €1.0 per share (gross) to be paid annually in early May following shareholder approval at the statutory AGM in April. As such, the board of directors ensures a balanced approach with continued regular dividends whilst investing for future growth. After this build period, including 5G roll-out, the CAPEX intensity is expected to materially decrease and return to normalized historical levels, leading to substantial Adjusted Free Cash Flow growth

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 20
and providing scope for significantly higher shareholder disbursements. At that point in time, the shareholder remuneration plan will be re-evaluated by the board of directors.

Yesterday, the Annual General Shareholders’ Meeting approved the proposed gross dividend of €1.0 per share (net €0.7 per share), equivalent to an aggregate amount of €108.6 million. The dividend will be paid on May 5, 2023 with the Telenet shares trading ex-dividend as of the opening of the Brussels stock exchange on May 3, 2023. The record date will be May 4, 2023.

The effective payment of the dividend to both registered shareholders and holders of dematerialized shares will occur on May 5, 2023. The payment of the dividend will be subject to 30% withholding tax under Belgian law. The received net dividend per share of €0.7 can, however, differ for foreign shareholders depending on the existence of certain double tax treaties between Belgium and certain foreign countries. In order to benefit from the reduced withholding tax, shareholders will need to formally submit a tax certificate to ING Belgium, acting as paying agent on behalf of the Company, at the latest 10 calendar days after the actual payment date.

Reference is made to Liberty Global's conditional and voluntary cash offer for the remaining Telenet shares not held by Liberty Global or Telenet. The gross dividend of €1.0 per share as approved by the Annual General Shareholders’ Meeting will be deducted from the offer price, as the dividend payment date will fall prior to the settlement date of the offer, resulting in an amount of €21.0 per share.

3.3    Subsequent events

Voluntary and conditional takeover bid by Liberty Global Belgium Holding B.V. on the Company
On March 21, 2023, Liberty Global announced that, through its subsidiary Liberty Global Belgium Holding B.V., it intends to launch a voluntary and conditional takeover bid on Telenet.

On April 13, 2023, the FSMA announced the notification that it received on April, 13 2023, showing Liberty Global Belgium Holding B.V. (the "Offeror"), a wholly-owned subsidiary of Liberty Global plc, intends to launch a voluntary and conditional takeover bid in cash (the "Offer") for shares of the Company.

In the context of the Offer, the Offeror will prepare a prospectus and the board of directors of Telenet will prepare a response memorandum. These documents will be published after approval by the FSMA and will be available on the website of the FSMA as well as the following dedicated website: https://shareholder-offer.be/en/public_offer.php. After approval of the prospectus, the Offer will be opened for acceptance in accordance with applicable law whereby the relevant details and timing will be set forth in the prospectus announced accordingly (including on the aforementioned website).

The Offer relates to all shares issued by the Company, which are not already owned by the Offeror or persons affiliated with the Offeror, being a total of 42,267,437 shares or 37.70% of all shares issued by the Company, comprising:

•42,267,391 Ordinary Shares out of a total of 112,015,127 Ordinary Shares (i.e. 37.73% of the Ordinary Shares);
•All 30 Golden Shares; and
•16 Liquidation Dispreference Shares out of a total of 94,843 Liquidation Dispreference Shares (i.e. 0.02% of the Liquidation Dispreference Shares).

The offer price is €22.0 in cash per share (i.e. for each Ordinary Share, Golden Share and Liquidation Dispreference Share which is subject to the Offer).

The gross dividend of €1.0 per share as approved by the Annual General Shareholders’ Meeting will be deducted from the offer price, as the dividend payment date will fall prior to the settlement date of the offer, resulting in an amount of €21.0 per share.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 21
The Offer is subject to the following conditions:
1.as a result of the Offer, the Offeror, together with the persons affiliated with the Offeror, collectively own at least 95% of the shares in the Company (this condition, the "Acceptance Threshold Condition"); and
2.as from 13 April 2023, being the date of the aforementioned notification of the Offeror to the FSMA (the "Notification Date"), and during the period preceding the date on which the results of the initial acceptance period of the Offer are announced:
2.1 the closing price of the BEL-20 index (ISIN: BE0389555039) has not decreased 17.5% or more as compared to the closing price of the BEL-20 index on the business day preceding the Notification Date (i.e. BEL-20 index is not lower than 3,136.39 points); and/or
2.2 the closing prices of both (x) the shares in Proximus NV/SA as listed on Euronext Brussels (ISIN: BE0003810273) and (y) the shares in Orange Belgium NV/SA as listed on Euronext Brussels (ISIN: BE0003735496) have not decreased 17.5% or more compared to their respective closing price as listed on Euronext Brussels on the business day preceding the Notification Date (i.e. Proximus NV/SA closing price is not lower than €7.38 per share and Orange Belgium NV/SA closing price is not lower than €12.94 per share), each of the so calculated closing prices as set forth in (2.1) and (2.2), a "MAC Threshold".

If the Offeror does not withdraw the Offer at a time when (i) the closing price of the BEL-20 index and/or (ii) both the closing price of Proximus NV/SA and the closing price of Orange Belgium NV/SA, are below the relevant MAC Threshold, and such relevant closing prices subsequently rise again above the relevant MAC Threshold, the Offeror will not be able to invoke this earlier and temporary decrease of such relevant closing prices thereafter. The possible decision of the Offeror to maintain the Offer during a period where (i) the closing price of the BEL-20 index and/or (ii) both the closing price of Proximus NV/SA and the closing price of Orange Belgium NV/SA, have temporarily fallen below the relevant MAC Threshold does not affect the Offeror’s right to still invoke the condition and withdraw the Offer should (i) the closing price of the BEL-20 index and/or (ii) both the closing price of Proximus NV/SA and the closing price of Orange Belgium NV/SA, after a recovery, subsequently again fall below the relevant MAC Threshold.

The Offeror may withdraw the Offer if any of these conditions precedent has not been met. These conditions are exclusively for the benefit of the Offeror who reserves the right to waive any of these conditions, in whole or in part. The Offeror may acquire shares even if the number of tendered shares is lower than what is specified in the Acceptance Threshold Condition. If any of the above conditions are not met, the Offeror will announce its decision whether or not to waive this condition (or these conditions) no later than at the time of announcement of the results of the initial acceptance period.

The Offeror intends to launch a simplified squeeze-out offer, in accordance with applicable law, if the conditions for such simplified squeeze-out are met after expiration of the initial (or a subsequent) acceptance period for the Offer, in order to acquire the shares not yet acquired by the Offeror on the same terms as those of the Offer.

Extension of board mandates
Telenet’s Annual General Shareholders’ Meeting approved the proposed reappointment of three directors: Mr. Jo Van Biesbroeck2, Mr. Manuel Kohnstamm and Mr. Enrique Rodriguez, who have each been reappointed for an additional four-year term. For more information on the Telenet board of directors, we refer to our corporate website.

2 Mr. Jo Van Biesbroeck serves as permanent representative of JoVB BV

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 22
4    Telenet Group Holding NV – Consolidated operating statistics

4.1    Operating Data - March 31, 2023

	Homes Passed (12)	Fixed-Line Customer Relationships (10)	Video Subscribers (6)	Internet Subscribers (7)	Fixed-Line Telephony Subscribers (8)	Total RGUs (13)	Mobile Postpaid Subscribers	Mobile Prepaid Subscribers	Total Mobile Subscribers (9)

Belgium	3,443,700	2,004,400	1,684,000	1,737,500	992,700	4,414,200	2,682,400	260,600	2,943,000
Luxembourg	146,500	49,900	43,800	16,600	8,500	68,900	2,400	—	2,400

Telenet Group	3,590,200	2,054,300	1,727,800	1,754,100	1,001,200	4,483,100	2,684,800	260,600	2,945,400

4.2    Subscriber Variance Table - March 31, 2023 versus December 31, 2022

Organic Change Summary	Homes Passed (12)	Fixed-Line Customer Relationships (10)	Video Subscribers (6)	Internet Subscribers (7)	Fixed-Line Telephony Subscribers (8)	Total RGUs (13)	Mobile Postpaid Subscribers	Mobile Prepaid Subscribers	Total Mobile Subscribers (9)

Belgium	7,000	(13,300)	(19,600)	(2,100)	(19,700)	(41,400)	13,100	(10,400)	2,700
Luxembourg	500	(1,800)	(2,200)	300	100	(1,800)	—	—	—

Telenet Group	7,500	(15,100)	(21,800)	(1,800)	(19,600)	(43,200)	13,100	(10,400)	2,700

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 23
5    Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1    EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended
	March 31,
	2023	2022	Change %
Profit for the period

Revenue	702.8	644.8	9%

Expenses

Cost of services provided	(401.5)	(330.2)	22%

Gross profit	301.3	314.6	(4)%

Selling, general & administrative expenses	(194.5)	(179.9)	8%

Operating profit	106.8	134.7	(21)%

Finance income	49.4	217.4	(77)%
Interest income, net foreign exchange gain and other finance income	49.4	0.1	N.M.
Net gain on derivative financial instruments	—	217.3	(100)%
Finance expenses	(143.0)	(126.5)	13%
Interest expense, net foreign exchange loss and other finance expense	(91.9)	(126.5)	(27)%
Net loss on derivative financial instruments	(51.1)	—	—%
Net finance income (expense)	(93.6)	90.9	N.M.
Share of the result of equity accounted investees	0.4	(1.0)	N.M.
Remeasurement to fair value of pre-existing interest in an acquiree	1.9	—	—%
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	3.1	—	— %

Profit before income tax	18.6	224.6	(92)%

Income tax expense	(1.8)	(64.2)	(97)%

Profit for the period	16.8	160.4	(90)%

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	(0.1)	1.7	N.M.
Equity-accounted investees - share of other comprehensive income	1.2	0.5	140%
Items that are or may be reclassified subsequently to profit or loss
Foreign operations - foreign currency translation differences	(0.2)	—	— %
Other comprehensive income (loss) for the period, net of income tax	0.9	2.2	(59)%

Total comprehensive income (loss) for the period	17.7	162.6	(89)%

Profit attributable to:	16.8	160.4	(90)%
Owners of the Company	16.8	160.4	(90)%
Non-controlling interests	—	—	—%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 24

(€ in millions, except shares and per share amounts)	For the three months ended
	March 31,
	2023	2022	Change %

Total comprehensive income (loss) for the period, attributable to:	17.7	162.6	(89)%
Owners of the Company	17.8	162.6	(89)%
Non-controlling interests	(0.1)	—	—%

Weighted average shares outstanding	108,609,474	108,609,611
Basic earnings per share	0.15	1.48	(90)%
Diluted earnings per share	0.15	1.48	(90)%

Revenue by Nature

Subscription revenue:
Video	136.8	133.6	2%
Broadband internet	183.1	171.8	7%
Fixed-line telephony	47.9	51.9	(8)%
Cable subscription revenue	367.8	357.3	3%
Mobile telephony	132.3	125.7	5%
Total subscription revenue	500.1	483.0	4%
Business services	47.6	44.3	7%
Other	155.1	117.5	32%
Total Revenue	702.8	644.8	9%

Expenses by Nature

Network operating expenses	(59.9)	(58.8)	2%
Direct costs (programming, copyrights, interconnect and other)	(165.2)	(127.8)	29%
Staff-related expenses	(85.2)	(72.9)	17%
Sales and marketing expenses	(21.9)	(19.9)	10%
Outsourced labor and professional services	(12.5)	(9.2)	36%
Other indirect expenses	(38.5)	(27.7)	39%
Restructuring charges	(2.5)	0.2	N.M.
Measurement period adjustments related to business acquisitions	(0.3)	—	—%
Operating charges related to acquisitions or divestitures	(4.1)	(5.5)	(25)%
Share-based payments granted to directors and employees	(6.3)	2.9	N.M.
Depreciation	(110.0)	(111.0)	(1)%
Amortization	(64.2)	(59.2)	8%
Amortization of broadcasting rights	(25.6)	(22.6)	13%
Gain on disposal of assets	0.2	1.6	(88)%
Impairment of long-lived assets - Property and equipment	—	(0.2)	(100)%

Total Expenses	(596.0)	(510.1)	17%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 25
5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2023	2022	Change %

Cash flows from operating activities
Profit for the period	16.8	160.4	(90)%
Depreciation, amortization, impairment and restructuring charges	202.1	191.2	6%
Working capital changes and other non-cash items	55.6	61.7	(10)%
Income tax expense (benefit)	1.8	64.2	(97)%
Net interest expense (income), foreign exchange loss (gain) and other finance expenses (income)	42.5	126.4	(66)%
Net loss (gain) on derivative financial instruments	51.1	(217.3)	N.M.
Remeasurement to fair value of pre-existing interest in an acquiree	(1.9)	—	—%
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	(3.1)	—	— %
Cash interest expenses and cash derivatives	(97.6)	(83.7)	17%
Income taxes paid	(80.5)	(71.8)	12%

Net cash from operating activities	186.8	231.1	(19)%

Cash flows from investing activities
Purchases of property and equipment	(88.8)	(62.9)	41%
Purchases of intangibles	(63.6)	(46.9)	36%
Acquisitions and disposals of and loans to equity accounted investees	(0.5)	(3.3)	(85)%
Acquisition of subsidiaries, net of cash acquired	(18.4)	—	—%
Proceeds from sale of property and equipment	7.2	0.5	1,340%
Other investing activities	—	(12.0)	(100)%

Net cash used in investing activities	(164.1)	(124.6)	32%

Cash flows from financing activities
Repayments of loans and borrowings	(134.0)	(137.6)	(3)%
Proceeds from loans and borrowings	69.1	101.7	(32)%
Repurchase of own shares	—	(22.7)	(100)%
Other financing activities (incl. leases)	(9.7)	(24.5)	(60)%

Net cash used in financing activities	(74.6)	(83.1)	(10)%

Net increase in cash and cash equivalents
Cash at beginning of period	1,064.4	139.5	663%
Cash at end of period	1,012.5	162.9	522%

Net cash generated (used)	(51.9)	23.4	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 26

(€ in millions)	For the three months ended
	March 31,
	2023	2022	Change %

Adjusted Free Cash Flow (5)
Net cash from operating activities	186.8	231.1	(19)%
Cash payments for direct acquisition and divestiture costs	2.2	4.4	(50)%
Operating-related vendor financing additions	68.8	101.7	(32)%
Purchases of property and equipment	(88.8)	(62.9)	41%
Purchases of intangibles	(63.6)	(46.9)	36%
Principal payments on operating-related vendor financing	(105.3)	(120.3)	(12)%
Principal payments on capital-related vendor financing	(22.4)	(16.7)	34%
Principal payments on leases (excluding network-related leases assumed in acquisitions)	(10.2)	(13.3)	(23)%
Principal payments on post acquisition additions to network leases	—	(8.2)	(100)%

Adjusted Free Cash Flow (as previously defined)	(32.5)	68.9	N.M.

Cash payments for direct acquisition and divestiture costs	(2.2)	(4.4)	(50)%
Principal payments on pre-acquisition additions to network leases	—	(3.3)	(100)%
Adjusted Free Cash Flow (as guided and currently defined)	(34.7)	61.2	N.M.

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 27
5.3    EU IFRS condensed consolidated interim statement of financial position (unaudited)

(€ in millions)	March 31,	December 31,	Change
	2023	2022

ASSETS
Non-current Assets:
Property and equipment	2,229.9	2,197.1	32.8
Goodwill	1,837.5	1,829.6	7.9
Other intangible assets	1,219.7	1,231.7	(12.0)
Deferred tax assets	194.0	190.0	4.0
Investments in and loans to equity accounted investees	37.6	46.3	(8.7)
Other investments	8.0	7.7	0.3
Derivative financial instruments	356.3	485.4	(129.1)
Other assets	20.8	22.4	(1.6)
Total non-current assets	5,903.8	6,010.2	(106.4)

Current Assets:
Inventories	36.3	28.2	8.1
Trade receivables	182.3	190.3	(8.0)
Other current assets	176.7	170.3	6.4
Cash and cash equivalents	1,012.5	1,064.4	(51.9)
Derivative financial instruments	163.4	123.4	40.0
Total current assets	1,571.2	1,576.6	(5.4)

TOTAL ASSETS	7,475.0	7,586.8	(111.8)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 28

(€ in millions)	March 31,	December 31,	Change
	2023	2022

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium	80.7	80.7	—
Other reserves	691.8	691.6	0.2
Retained loss	(1,290.3)	(1,308.4)	18.1
Remeasurements	(0.7)	(1.7)	1.0
Total equity attributable to owners of the Company	(505.7)	(525.0)	19.3
Non-controlling interests	21.2	20.4	0.8
Total equity	(484.5)	(504.6)	20.1

Non-current Liabilities:
Loans and borrowings	6,073.3	6,119.5	(46.2)
Derivative financial instruments	17.3	21.4	(4.1)
Deferred revenue	2.3	2.3	—
Deferred tax liabilities	191.8	201.1	(9.3)
Other non-current liabilities	61.6	61.1	0.5
Provisions	17.2	17.7	(0.5)
Total non-current liabilities	6,363.5	6,423.1	(59.6)

Current Liabilities:
Loans and borrowings	492.1	535.4	(43.3)
Trade payables	199.4	207.9	(8.5)
Accrued expenses and other current liabilities	511.7	464.6	47.1
Provisions	103.6	101.1	2.5
Deferred revenue	126.3	120.6	5.7
Derivative financial instruments	55.8	70.6	(14.8)
Current tax liability	107.1	168.1	(61.0)
Total current liabilities	1,596.0	1,668.3	(72.3)

Total liabilities	7,959.5	8,091.4	(131.9)

TOTAL EQUITY AND LIABILITIES	7,475.0	7,586.8	(111.8)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 29

6    Appendix

6.1    Reconciliation between profit for the period and Consolidated Annualized EBITDAaL (unaudited)

Net total leverage, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G, is defined as the sum of loans and borrowings under current and non-current liabilities (excluding lease-related liabilities) minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDA after leases (Adjusted EBITDAaL"). In our statement of financial position, the USD-denominated debt has been converted into EUR using the March 31, 2023 EUR/USD exchange rate. As we have entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of our net leverage ratio, we use the EUR-equivalent hedged amounts given the underlying economic risk exposure.

The following table provides a reconciliation of the Last Two Quarter's Annualized (L2QA) Profit for the period to L2QA Adjusted EBITDAaL.

(€ in millions)	For the three months ended		For the six months ended	Last two quarters' annualized
	December 31, 2022	March 31, 2023	March 31, 2023	March 31, 2023

Profit for the period	0.9	16.8	17.7	35.4

Income tax expense	28.4	1.8	30.2	60.4
Share of the result of equity accounted investees	2.0	(0.4)	1.6	3.2
Impairment of investments in and/or loans to equity accounted investees	63.4	—	63.4	126.8
Remeasurement to fair value of pre-existing interest in an acquiree	(15.7)	(1.9)	(17.6)	(35.2)
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	(0.1)	(3.1)	(3.2)	(6.4)
Net finance expense (income)	29.0	93.6	122.6	245.2
Depreciation, amortization, impairment and gain on disposal of assets	239.3	199.6	438.9	877.8

EBITDA (2)	347.2	306.4	653.6	1,307.2

Share based compensation	3.6	6.3	9.9	19.8
Operating charges related to acquisitions or divestitures	3.3	4.1	7.4	14.8
Restructuring charges	1.7	2.5	4.2	8.4
Measurement period adjustments related to business acquisitions	0.1	0.3	0.4	0.8

Adjusted EBITDA (2)	355.9	319.6	675.5	1,351.0

Depreciation on assets under leases	(21.5)	(24.5)	(46.0)	(92.0)
Interest expense on leases	(13.4)	(13.3)	(26.7)	(53.4)

Adjusted EBITDAaL (2)	321.0	281.8	602.8	1,205.6

Adjusted EBITDA margin	49.9%	45.5%	47.7%	47.7%
Adjusted EBITDAaL margin	45.0%	40.1%	42.6%	42.6%
Net profit margin	0.1%	2.4%	1.3%	1.3%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 30
6.2    Reconciliation between reported and rebased financial information (unaudited)

For the year ended December 31, 2022

(€ in millions)	Reported
	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022

Revenue by nature
Video	133.6	132.4	135.2	134.2	535.4
Broadband internet	171.8	171.7	179.3	180.0	702.8
Fixed-line telephony	51.9	50.4	50.3	49.0	201.6
Cable subscription revenue	357.3	354.5	364.8	363.2	1,439.8
Mobile telephony	125.7	127.4	134.6	131.9	519.6
Total subscription revenue	483.0	481.9	499.4	495.1	1,959.4
Business services	44.3	44.0	44.8	46.6	179.7
Other	117.5	120.9	116.3	171.2	525.9
Total Revenue	644.8	646.8	660.5	712.9	2,665.0

Operating expenses by Nature
Network operating expenses	(58.8)	(49.4)	(52.8)	(44.5)	(205.5)
Direct costs (programming, copyrights, interconnect and other)	(127.8)	(124.4)	(127.9)	(165.3)	(545.4)
Staff-related expenses	(72.9)	(72.2)	(71.7)	(76.6)	(293.4)
Sales and marketing expenses	(19.9)	(19.5)	(20.5)	(28.8)	(88.7)
Outsourced labor and professional services	(9.2)	(11.2)	(8.8)	(12.2)	(41.4)
Other indirect expenses	(27.7)	(28.0)	(31.5)	(29.6)	(116.8)
Total operating expenses	(316.3)	(304.7)	(313.2)	(357.0)	(1,291.2)

Adjusted EBITDA (2)	328.5	342.1	347.3	355.9	1,373.8
Adjusted EBITDA margin	50.9%	52.9%	52.6%	49.9%	51.5%

Depreciation on assets under leases	(23.1)	(19.6)	(20.9)	(21.5)	(85.1)
Interest expense on leases	(7.1)	(8.4)	(13.7)	(13.4)	(42.6)

Adjusted EBITDAaL (2)	298.3	314.1	312.7	321.0	1,246.1
Adjusted EBITDAaL margin	46.3%	48.6%	47.3%	45.0%	46.8%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 31

(€ in millions)	Reflecting (i) the sale of mobile tower business as of June 1, 2022, (ii) the acquisition of Caviar Group as of October 1, 2022 and (iii) the acquisition of Eltrona as of January 2, 2023
	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022

Revenue by nature
Video	3.9	3.9	3.9	4.0	15.7
Broadband internet	1.5	1.5	1.5	1.6	6.1
Fixed-line telephony	—	—	0.1	—	0.1
Cable subscription revenue	5.4	5.4	5.5	5.6	21.9
Mobile telephony	0.1	0.2	0.2	—	0.5
Total subscription revenue	5.5	5.6	5.7	5.6	22.4
Business services	0.1	—	0.2	0.1	0.4
Other	32.9	45.2	45.7	1.1	124.9
Total Revenue	38.5	50.8	51.6	6.8	147.7

Operating expenses by Nature
Network operating expenses	4.3	2.4	(0.4)	(0.5)	5.8
Direct costs (programming, copyrights, interconnect and other)	(28.5)	(38.9)	(39.1)	(1.4)	(107.9)
Staff-related expenses	(4.9)	(4.7)	(4.5)	(2.1)	(16.2)
Sales and marketing expenses	(0.5)	(0.5)	(0.6)	(0.3)	(1.9)
Outsourced labor and professional services	(0.1)	(0.1)	(0.3)	(0.1)	(0.6)
Other indirect expenses	(7.9)	(5.9)	(1.3)	(0.6)	(15.7)
Total operating expenses	(37.6)	(47.7)	(46.2)	(5.0)	(136.5)

Adjusted EBITDA (2)	0.9	3.1	5.4	1.8	11.2
Adjusted EBITDA margin

Depreciation on assets under leases	0.6	(3.7)	(0.5)	—	(3.6)
Interest expense on leases	(7.0)	(4.7)	—	—	(11.7)

Adjusted EBITDAaL (2)	(5.5)	(5.3)	4.9	1.8	(4.1)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 32

(€ in millions)	Rebased
	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022

Revenue by nature
Video	137.5	136.3	139.1	138.2	551.1
Broadband internet	173.3	173.2	180.8	181.6	708.9
Fixed-line telephony	51.9	50.4	50.4	49.0	201.7
Cable subscription revenue	362.7	359.9	370.3	368.8	1,461.7
Mobile telephony	125.8	127.6	134.8	131.9	520.1
Total subscription revenue	488.5	487.5	505.1	500.7	1,981.8
Business services	44.4	44.0	45.0	46.7	180.1
Other	150.4	166.1	162.0	172.3	650.8
Total Revenue	683.3	697.6	712.1	719.7	2,812.7

Operating expenses by Nature
Network operating expenses	(54.5)	(47.0)	(53.2)	(45.0)	(199.7)
Direct costs (programming, copyrights, interconnect and other)	(156.3)	(163.3)	(167.0)	(166.7)	(653.3)
Staff-related expenses	(77.8)	(76.9)	(76.2)	(78.7)	(309.6)
Sales and marketing expenses	(20.4)	(20.0)	(21.1)	(29.1)	(90.6)
Outsourced labor and professional services	(9.3)	(11.3)	(9.1)	(12.3)	(42.0)
Other indirect expenses	(35.6)	(33.9)	(32.8)	(30.2)	(132.5)
Total operating expenses	(353.9)	(352.4)	(359.4)	(362.0)	(1,427.7)

Adjusted EBITDA (2)	329.4	345.2	352.7	357.7	1,385.0
Adjusted EBITDA margin	48.2%	49.5%	49.5%	49.7%	49.2%

Depreciation on assets under leases	(22.5)	(23.3)	(21.4)	(21.5)	(88.7)
Interest expense on leases	(14.1)	(13.1)	(13.7)	(13.4)	(54.3)

Adjusted EBITDAaL (2)	292.8	308.8	317.6	322.8	1,242.0
Adjusted EBITDAaL margin	42.9%	44.3%	44.6%	44.9%	44.2%

Rebased information for the year ended December 31, 2022: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). In addition, on October 1, 2022, we closed the acquisition of an additional 21% stake in the media group Caviar; this acquisition brings our total shareholding to 70% and we have consolidated Caviar's financial results since October 1, 2022. Finally, we closed the acquisition of the remaining 50% (plus 1 share) in the Luxembourg-based cable operator Eltrona on January 2, 2023 and we have been consolidating Eltrona's results from that date. For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to exclude the revenue and Adjusted EBITDA of TowerCo and include the revenue and Adjusted EBITDA of both Caviar and Eltrona, respectively, to the extent revenue and Adjusted EBITDA related to these transactions will no longer be included/be included in our current results. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 33
6.3    Definitions

1.Rebased information: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). In addition, on October 1, 2022, we closed the acquisition of an additional 21% stake in the media group Caviar; this acquisition brings our total shareholding to 70% and we have consolidated Caviar's financial results since October 1, 2022. Finally, we closed the acquisition of the remaining 50% (plus 1 share) in the Luxembourg-based cable operator Eltrona on January 2, 2023 and we have been consolidating Eltrona's results from that date. For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to exclude the revenue and Adjusted EBITDA of TowerCo and include the revenue and Adjusted EBITDA of both Caviar and Eltrona, respectively, to the extent revenue and Adjusted EBITDA related to these transactions will no longer be included/be included in our current results. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.
2.EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, measurement period and post-measurement period adjustments related to business acquisitions and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDAaL (Adjusted EBITDA after leases) is defined as Adjusted EBITDA further adjusted to include lease-related depreciation and interest expense. Adjusted EBITDA and Adjusted EBITDAaL are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and (i) represent an additional measure used by management to demonstrate the Company’s underlying performance both before and after including all lease-related expenses necessary to run the business and (ii) provide comparability between Telenet’s performance and the performance of other companies in the same or similar industries, although Telenet’s measure may not be directly comparable to similar measures used by other public companies. These non-GAAP measures should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 13.
3.Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.
4.Adjusted EBITDA less property & equipment additions is defined as Adjusted EBITDA minus accrued capital expenditures as reported in the Company’s consolidated financial statements. Accrued capital expenditures exclude the recognition of football broadcasting rights, mobile spectrum licenses and certain lease related capital additions. Adjusted EBITDA less property & equipment additions is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after the Company's capital spend, which the Company believes is important to take into account when evaluating overall performance of the business and (ii) a comparable view of the Company's performance relative to other telecommunications companies. The Company's Adjusted EBITDA less property and equipment additions measure may differ from how other companies define and apply their definition of similar measures.
5.Adjusted Free Cash Flow is defined as net cash provided by the Company's operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to the Company's actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures as reported in the Company's consolidated statement of cash flows, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to the Company's actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available) each as reported in the Company's consolidated statements of cash flows. The Company believes its presentation of Adjusted Free Cash Flow, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G, provides useful information to its investors because this measure can be used to gauge the Company's ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to working capital activities and expenses that are capital in nature whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case the Company typically pays in less than 365 days). Adjusted Free Cash Flow should not be understood to represent the Company's ability to fund discretionary amounts, as the Company has various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for EU IFRS measures of liquidity included in the Company's consolidated statements of cash flows. Further, the Company's Adjusted Free Cash Flow may differ from how other companies define and apply their definition of Adjusted Free Cash Flow.
6.Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Telenet and Partner Networks (commonly referred to as the "Combined Network").

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 34
7.Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's internet services over the Combined Network.
8.Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's fixed-line voice services over the Combined Network. Fixed-line Telephony Subscribers exclude mobile telephony subscribers.
9.Mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.
10.Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.
11.Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.
12.Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.
13.RGU is separately a Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.
14.Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
15.Net total leverage is defined as the sum of loans and borrowings under current and non-current liabilities (excluding lease-related liabilities) minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDAaL. In its statement of financial position, Telenet's USD-denominated debt has been converted into EUR using the March 31, 2023 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure. Net total leverage is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G.
16.Net covenant leverage is calculated as per the 2020 Amended Senior Credit Facility definition, using Net Total Debt (using the €-equivalent hedged amounts for its USD-denominated debt as highlighted above), excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities, (v) any vendor financing-related liabilities, and including (vi) the Credit Facility Excluded Amount (which is the greater of (a) €400.0 million and (b) 0.25x Consolidated Annualized Adjusted EBITDA), divided by last two quarters’ Consolidated Annualized Adjusted EBITDA.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on April 27, 2023 at 3:00pm CET, For details and webcast links, please visit: https://investors.telenet.be.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2023 - 35
Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 738
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006
About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussels under ticker symbol TNET. For more information, visit www.telenet.be. Liberty Global - one of the world’s leading converged video, broadband and communications companies, innovating and empowering people in six countries across Europe to make the most of the digital revolution – owns a direct stake of 59.2% in Telenet Group Holding NV (including any treasury shares held by the latter from time to time).
Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website https://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2022 as well as unaudited consolidated financial statements and presentations related to the financial results for the three months ended March 31, 2023 have been made available on the investor relations pages of the Company’s website (https://investors.telenet.be).
Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of acquisitions on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments, our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2022 have been prepared in accordance with EU IFRS unless otherwise stated and are available on the Company’s website.
Non-GAAP measures –Adjusted EBITDA, Adjusted EBITDAaL, Adjusted EBITDA less property & equipment additions, Adjusted Free Cash Flow and net total leverage are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (https://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on April 27, 2023 at 7:00am CET